Exhibit 5.1

OPINION OF WHITE & LEE LLP

March 14, 2011

AVI BioPharma, Inc.

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by AVI BioPharma, Inc., an Oregon corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,323,112 shares (the “Shares”) of your common stock, par value $0.0001 per share, reserved for issuance under the AVI BioPharma, Inc. 2002 Equity Incentive Plan (the “Plan”). In connection with the filing of the Registration Statement, we have acted as the Company’s special legal counsel and have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

In rendering this opinion, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. As to matters of fact material to the opinions expressed herein, we have relied upon the representations as to factual matters contained in and made by the Company pursuant to a certificate of an officer of the Company. In addition, we have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We express no opinion as to matters governed by any laws other than the applicable laws of the State of Oregon and the federal law of the United States of America.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, the Shares will be legally and validly issued, fully paid and nonassessable. We express no other opinions other than the opinion set forth in the foregoing sentence.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WHITE & LEE LLP

/s/ WHITE & LEE LLP